Exhibit 99.1
FOR IMMEDIATE RELEASE
October 15, 2009
Contact: Michael Banks, Chief Financial Officer
(570) 200-1340
Penn Millers Holding Corporation Announces Completion Date of Conversion and Stock Offering
Wilkes-Barre, Pennsylvania — Penn Millers Holding Corporation, the proposed holding company for Penn Millers Insurance Company, announced today that it expects to close its stock offering and the mutual to stock conversion of Penn Millers Mutual Holding Company on Friday, October 16, 2009. The offering was fully subscribed in the subscription and community offering phase and therefore no syndicated community offering will be conducted. Policyholders of Penn Millers Mutual Holding Company approved the conversion at a special meeting of members held on October 15, 2009.
Shares of Penn Millers Holding Corporation are expected to begin trading on Monday, October 19, 2009, on the NASDAQ Global Market under the symbol “PMIC.” The stock offering will close at $54 million, including the purchase by an employee stock ownership plan of 9.99% of the offering, which is $1 million above the midpoint of the offering range. Penn Millers Holding Corporation will issue approximately 5,400,000 shares of common stock at $10.00 per share to those who purchased shares in the subscription and community offering. The subscription offering and community offering were conducted simultaneously and ended at noon on October 7, 2009.
Penn Millers Holding Corporation received approximately $72.5 million of orders in the subscription and community offering. Eligible policyholders who participated in the subscription offering will have their orders filled. Those who submitted stock orders in the community offering will have valid orders filled in accordance with the allocation procedures described in the prospectus and set forth in Penn Millers Mutual Holding Company’s plan of conversion.
For questions concerning allocations please contact the Stock Information Center at 1-877-764-2743 (toll free). Stock certificates and refunds will be processed promptly after the close of the transaction.
The offering was managed by Griffin Financial Group, LLC. Stevens & Lee, P.C. acted as counsel to Penn Millers Holding Corporation, Penn Millers Mutual Holding Company and Penn Millers Insurance Company.
Penn Millers Insurance Company is a Pennsylvania property and casualty insurer, headquartered in Wilkes-Barre, Pennsylvania. Penn Millers provides agribusiness insurance in 33 states and commercial lines insurance in 8 states.

This news release contains certain forward-looking statements about the proposed stock offering of Penn Millers Holding Corporation. These include statements regarding the anticipated completion date of the stock issuance, the trading market for the shares of common stock and the processing of subscription refunds.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in general economic conditions, legislative and regulatory changes and changes in the securities markets.